Exhibit 10.13a
AGREEMENT
     This is an Agreement among UGS Capital Corp., (“Capital Corp.”), UGS Capital Corp. II (“Capital Corp II”), UGS Corp., (“UGS Corp.”), all Delaware corporations, (collectively and individually, the “Company”), and the undersigned (the “Employee”), entered into in connection with certain awards previously made to the Employee under the UGS Capital Corp. and UGS Capital Corp. II 2004 Management Incentive Plan (the “Management Incentive Plan”).
     WHEREAS:
     A. As of May 27, 2004, the Employee received awards (the “Awards”) from Capital Corp. and Capital Corp. II under the terms of the UGS Capital Corp. Non-Qualified Roll-Over Option and Conditional Deferred Cash Award Agreement and the UGS Capital Corp. II Non-Qualified Roll-Over Option and Conditional Deferred Cash Award Agreement (the “Award Agreements”);
     B. The Awards granted options (the “Options”) to the Employee to purchase stock of Capital Corp. and Capital Corp. II and, in connection with the Options, granted to the Employee the right to receive from UGS Corp conditional deferred cash awards (the “Deferred Cash Awards”), but only if, when, and to the extent, that the Options were exercised;
     C. In October, 2004, Congress enacted into law Section 409A of the Internal Revenue Code (“409A”), placing restrictions on the payment of deferred compensation and imposing severe penalties on recipients of nonqualifying deferred compensation;
     D. Under the initial guidance on 409A issued by the Internal Revenue Service (the “IRS Guidance”), a stock option coupled with a cash bonus that is payable only upon exercise of the option would be treated as nonqualifying deferred compensation;
     E. By statute, 409A applies to pre-existing deferred compensation arrangements to the extent that rights under such arrangements were not scheduled to vest before the end of 2004;
     F. The Awards were not scheduled to vest fully before the end of 2004 and are therefore subject, at least in part, to 409A;
     G. Under the IRS Guidance, nonqualifying deferred compensation awards may be terminated or amended to comply with 409A during calendar-year 2005, provided that the arrangement is operated in good faith prior to such termination or amendment; and
     H. The parties wish to terminate that part of the Awards that might cause the Awards to be treated as nonqualifying deferred compensation arrangements and substitute therefor arrangements that will qualify under 409A or fall outside the bounds of 409A.
     THEREFORE, the parties agree as follows:
     1. Each Award Agreement is amended to delete Section 10, entitled “Conditional Deferred Cash Award,” and all other references in the Award Agreements to “conditional deferred cash award” or “deferred cash award” shall be of no effect. As a result of this amendment, exercise of an Option will not cause the payment of any cash award to the Employee. All other terms and conditions of the Award Agreements remain in full force and effect.
     2. On July 29, 2005, UGS Corp. will pay to the Employee a cash bonus in the amount shown on the attached schedule (less applicable tax withholding) (“2005 Cash Bonus Amount”). This amount equals the “conditional deferred cash award” that the Employee would have been eligible to receive upon exercise of vested options prior to the date of this Agreement.
     3. UGS Corp. will pay to the Employee on the Company’s next regularly-scheduled payroll date following the Payment Event (as defined below) an additional cash bonus in the amount shown on the attached schedule (“Additional Cash Bonus”), less applicable tax withholding. This amount represents the remainder of the “conditional deferred cash award”. A Payment Event shall be the earliest of: (a) May 27, 2006, if the Employee’s Employment (as defined in the Management Incentive Plan) has not been terminated previously; (b) the effective date of termination of Employee’s Employment by the Company other than for Cause (as defined in the Award Agreement); and (c) the effective date of a Change in Control (as defined below). For purposes of this Agreement “Change in Control” means an event that is both a “Change in Control” as defined for purposes of the Management Incentive Plan and a “Change in Control Event” as defined for purposes of 409A.
     4. To the extent the Employee is not entitled to receive his bonus (a) prior to the cessation of Employment or (b) upon cessation of Employment as set forth in Paragraph 3 above, then upon cessation of Employment, Employee’s right to receive any remaining cash bonus will be forfeited.
     5. Notwithstanding the foregoing, unless contrary to applicable law or the terms of a written agreement signed by an officer of UGS, your employment with UGS is for an indefinite term and is terminable, with or without cause, at any time by either you or the Company. Nothing in this Agreement, will be construed to oblige UGS to continue your employment for any particular time or under any particular terms or conditions of employment.

     Executed as of the 8th day of July, 2005.

UGS Capital Corp.	UGS Capital Corp.

/s/ Thomas M. Lemberg

UGS Corp.	UGS	Corp.

/s/ Thomas M. Lemberg

Employee		/s/ Charles C. Grindstaff

	Name:	Charles C. Grindstaff

Schedule A
2005 Cash Bonus: $158,125.00*
Additional Cash Bonus $94,875.00*

* Subject to applicable tax withholding amounts.

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